Exhibit 9(B)




            ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT


            THIS AGREEMENT is made as of the 3rd day of July, 1989

  by and between PCS CASH FUND, INC., a Maryland Corporation (the

  "Fund"), and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC"),

  a Delaware corporation which is an indirect wholly-owned

  subsidiary of PNC Financial Corp.


                         W I T N E S S E T H


            WHEREAS, the Fund is registered as an open-end,

  diversified management investment company under the Investment

  Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Fund wishes to retain PFPC to provide

  certain administration and accounting services with respect to shares of the Fund's three investment portfolios PCS Money Market

  Portfolio, PCS Tax-Free Money Market Portfolio, and PCS

  Government Obligations Money Market Portfolio, and PFPC: is

  willing to furnish such services;

            NOW, THEREFORE, in consideration of the premises and

  mutual covenants herein contained, it is agreed between the parties hereto as follows:

            1.   Appointment.  The Fund hereby appoints PFPC to

  provide certain administration and accounting services to the

  Fund for the period and on the terms set forth in this Agreement.

  PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in

  Paragraph 12 of this Agreement.  PFPC agrees to comply with all

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  relevant provisions of the 1940 Act and applicable rules and regulations thereunder.  The Fund may from time to time issue separate series or classes or classify and reclassify shares of such series or class.  PFPC shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Fund called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

            2.   Delivery of Documents.  The Fund has furnished

  PFPC with copies properly certified or authenticated of each of the following:

                 (a)  Resolutions of the Fund's Board of Directors

  authorizing the appointment of PFPC to provide certain

  administration and accounting services to the Fund and approving this Agreement;

                 (b)  Appendix A identifying and containing the

  signatures of the Fund's officers and other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

                 (c)  The Fund's Articles of Incorporation filed

  with the Department of Assessments and Taxation of the state of

  Maryland on January 5, 1989 and all amendments thereto (such

  Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the

  "Charter");




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                 (d)  The Fund's By-Laws and all amendments thereto

  (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called "By-Laws");

                 (e)  The Investment Advisory Agreement between

  Morgan Stanley Asset Management Inc. (the "Advisor") and the Fund

  dated as of July 3, 1989 (the "Advisory Agreement");

                 (f)  The Distribution Agreement between the Fund

  and Morgan Stanley & Co. Incorporated (the "Distributor") dated as of July 3, 1989 (the "Distribution Agreement");

                 (g)  The Custodian Agreement between Provident

  National Bank ("Provident") and the Fund dated as of July 3, 1989

  (the "Custodian Agreement");

                 (h)  The Transfer Agency Agreement between

  Provident Financial Processing Corporation and the Fund dated as of July 3, 1989 (the "Transfer Agency Agreement");

                 (i)  The Fund's Notification of Registration filed

  pursuant to Section 8(a) of the 1940 Act on Form N-8A under the

  1940 Act as filed with the Securities and Exchange Commission

  ("SEC") on January _, 1989;

                 (j)  The Fund's most recent Registration Statement

  on Form N-1A under the Securities Act of 1933 (the "1933 Act")

  (File No. 33-26417) and under the 1940 Act, as filed with the SEC on January _, 1989 relating to shares of the Fund's Common Stock

  (hereinafter "Shares"), $.001 par value, and all amendments thereto;




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                 (k)  The Fund's most recent prospectus or

  prospectuses relating to Shares (such prospectus, or

  prospectuses, and all amendments and supplements thereto are herein called the "Prospectus"); and

                 (l)  Before the Fund engages in any transactions

  regulated by the Commodity Futures Trading Commission ("CFTC"), a

  copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator"

  contained in Section 2(a)(1)(A) of the Commodity Exchange Act

  ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the CFTC, or (ii) a letter which has been granted the Fund by the CFTC which states that the

  Fund will not be treated as a "pool" as defined in Section

  4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that the

  CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

            The Fund will furnish PFPC from time to time with

  copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

            3.   Definitions.

                 (a)  "Authorized Person".  As used in this

  Agreement, the term "Authorized Person" means any officer of the

  Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of

  Directors of the Fund to give Oral and Written Instructions on


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  behalf of the Fund and listed on Appendix A listing persons duly authorized to give Oral and Written Instructions on behalf of the

  Fund as may be received by PFPC from time to time.

                 (b)  "Oral Instructions".  As used in this

  Agreement, the term "Oral Instructions" means oral instructions actually received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

  The Fund agrees to deliver to PFPC, at the time and in the manner specified in Paragraph 4(b) of this Agreement, Written

  Instructions confirming Oral Instructions.

                 (c)  "Written Instructions".  As used in this

  Agreement, the term "Written Instructions" means written

  instructions delivered by hand, mail, tested telegram, cable,

  telex or facsimile sending device, and received by PFPC, signed by two Authorized Persons.

            4.   Instructions Consistent with Charter, etc.

                 (a)  Unless otherwise provided in this Agreement,

  PFPC shall act only upon Oral and Written Instructions.  Although

  PFPC may know of the provisions of the Charter and By-Laws of the

  Fund, PFPC may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Charter or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or

  of any committee thereof.

                 (b)  PFPC shall be entitled to rely upon any Oral

  Instructions and any Written Instructions actually received by


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  PFPC pursuant to this Agreement.  The Fund agrees to forward to

  PFPC Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by PFPC,

  whether by hand delivery, telex, facsimile sending device or otherwise, by the close of business of the same day that such

  Oral Instructions are given to PFPC.  The Fund agrees that the fact that such confirming Written Instructions are not received by PFPC shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions.  The Fund agrees that PFPC shall incur no liability to the Fund in acting upon Oral Instructions given to PFPC hereunder concerning such transactions, provided such instructions reasonably appear to have been received from an

  Authorized Person.

            5.   Services on a Continuing Basis.

                 (a)  PFPC will perform the following accounting

  functions on a daily basis:

                      (1)  Journalize the Fund's investment,

       capital share and income and expense activities;

                      (2)   Verify investment buy/sell trade

       tickets when received from the Advisor and transmit trades to the Fund's custodian for proper settlement;

                      (3)   Maintain individual ledgers for

       investment securities;

                      (4)  Maintain historical tax lots for each

       security;


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                      (5)   Reconcile cash and investment balances

       of the Fund with the custodian, and provide the Advisor with the beginning cash balance available for investment

       purposes;

                      (6)  Update the cash availability throughout

       the day as required by the Advisor;

                      (7)   Post to and prepare the Fund; Statement

       of Assets and Liabilities and the Statement of Operations;

                      (8)   Calculate various contractual expenses

       (e.g., advisory and custody fees);

                      (9)   Develop expense budgets, monitor the

       expense accruals and notify Fund management of any proposed adjustments;

                      (10) Control all disbursements from the Fund

       and authorize such disbursements upon Written Instructions;

                      (11) Calculate capital gains and losses;

                      (12) Determine the Fund's net income;

                      (13) Obtain security market quotes from

       independent pricing services, or if such quotes are

       unavailable, then obtain such prices from the Advisor, and in either case calculate the market value of the Fund's

       investments;

                      (14) Transmit or mail a copy of the daily

       portfolio valuation to the Advisor;






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                      (15) Determine the Fund's daily distributable

       income according to procedures described in the Prospectus and Statement of Additional Information;

                      (16) Compute the net asset value of the Fund;

       and

                      (17) Compute the Fund's yields, total return,

       expense ratios, portfolio turnover rate and portfolio

       average dollar weighted maturity.

                 (b)  In addition to the accounting services

  described in the foregoing Paragraph 5(a), PFPC will:

                      (1)  Prepare monthly financial statements,

       which will include the following items:

                      Schedule of Investments

                      Statement of Assets and Liabilities

                      Statement of Operations

                      Statement of Changes in Net Assets

                      Cash Statement

                      Schedule of Capital Gains and Losses;

                      (2)  Prepare quarterly broker security

       transactions summaries;

                      (3)  Prepare monthly security transaction

       listings;

                      (4)  Supply various fund statistical data as

       requested on an ongoing basis;






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                      (5)  Prepare for execution and file the

       Fund's Federal and state income tax returns and Federal

       excise tax returns;

                      (6)  Prepare and file the Fund's Semi-Annual

       Reports with the SEC on Form N-SAR;

                      (7)  Prepare and file with the SEC the Fund's

       annual, semi-annual, and quarterly Shareholder reports;

                      (8)  Assist in the filing of the registration

       statements on Form N-1A;

                      (9)  Prepare and file Form 24F-2 Notices

       required to be filed with the SEC relating to the

       registration of Shares;

                      (10) After the initial state registration of

       the Fund's Shares:

                           (i)   make all of the filings and take

            all appropriate actions necessary to maintain and renew

            state registration of the Fund's Shares;

                           (ii) monitor the Fund's compliance with

            the amounts and the conditions of each state's

            registration of the Fund's Shares;

                      (11) Prepare and file annual sales reports

       with state agencies responsible for enforcement of blue sky laws in such jurisdictions as requested by the Fund, and

       file such other materials with such agencies as requested by the Fund;




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                      (12) Monitor the Fund's status as a regulated

       investment company under Sub-chapter M of the Internal

       Revenue Code of 1986, as amended;

                      (13) Maintain the Fund's fidelity bond as

       required by the 1940 Act and obtain a directors and officers liability policy; and

                      (14)  Determine annual ordinary income and

       capital gain distributions to Shareholders to avoid federal excise tax to the extent possible based on information given

       PFPC.

            6.   Records.  PFPC shall keep the following records:

                 (a)  all books and records with respect to the

  Fund's books of account; and

                 (b)  records of the Fund's securities

  transactions.

            The books and records pertaining to the Fund which are

  in the possession of PFPC shall be the property of the Fund.

  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations.  The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PFPC's normal business hours.  Upon the

  reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or the Fund's authorized representative at the Fund's expense.




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            7.   Liaison With Accountants.  PFPC shall act as

  liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules.  PFPC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such

  accountants for the expression of their opinion, as such may be required by the Fund from time to time.

            8.   Confidentiality. PFPC agrees on behalf of itself

  and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Advisor and its prior,

  present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            9.   Equipment Failures.  In the event of equipment

  failures beyond PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

  PFPC shall enter into and shall maintain in effect with

  appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing

  equipment to the extent appropriate equipment is available.


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            10.  Right to Receive Advice.

                 (a)  Advice of Fund.  If PFPC shall be in doubt as

  to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

                 (b)  Advice of Counsel.  If PFPC shall tie in

  doubt as to any question of law involved in any action to be taken or omitted by PFPC, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the

  Advisor, the Fund or PFPC, at the option of PFPC).

                 (c)  Conflicting Advice.  In case of conflict

  between directions, advice or Oral or Written Instructions received by PFPC pursuant to subsection (a) of this paragraph and advice received by PFPC pursuant to subsection (b) of this paragraph, PFPC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                 (d)  Protection of PFPC.  PFPC shall be protected

  in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections (a) or (b) of this paragraph which PFPC,

  after receipt of any such directions, advice or Oral or Written

  Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be.  However, nothing in this paragraph shall be construed as imposing upon PFPC any obligation (i) to seek such directions,

  advice or Oral or Written Instructions, or (ii) to act in


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  accordance with such directions, advice or Oral or Written

  Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to PFPC's properly taking or omitting to take such action.  Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of its duties under this

  Agreement.

            11.  Compliance with Governmental Rules and

  Regulations.  PFPC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the

  CEA, and any laws, rules and regulations of governmental

  authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder.

            12.  Compensation.  As compensation for the services

  rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC an annual fee calculated daily and payable monthly,

  as may be agreed to in writing from time to time by the Fund and

  PFPC.

            13.  Indemnification.  The Fund agrees to indemnify and

  hold harmless PFPC and its nominees from all taxes, charges,

  expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the

  Securities Exchange Act of 1934, the 1940 Act, the CEA, and any

  state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including attorneys'


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  fees and disbursements (as long as such attorney has been retained with the consent of the Fund, which consent shall not unreasonably be withheld), arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions,

  provided, that neither PFPC nor any of its nominees shall be indemnified against any liability to the Fund or to its

  Shareholders (or any expenses incident to such liability) arising out of PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this

  Agreement.  In order that the indemnification provision contained in this Paragraph 13 shall apply, it is understood that if in any case the Fund may be asked to indemnify or save PFPC harmless,

  the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that PFPC will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund.  The Fund shall have the option to defend PFPC against any claim which may be subject to this indemnification and, in the event that the Fund so elects, it will so notify PFPC and thereupon the Fund shall take over complete defense for the claim, and PFPC shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this Paragraph 13.  PFPC shall in no case


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  confess any claim or make any compromise or settlement in any case in which the Fund will be asked to indemnify PFPC, except with the Fund's prior written consent.

            14.  Responsibility of PFPC.  PFPC shall be under no

  duty to take any action on behalf of the Fund except as

  specifically set forth herein or as may be specifically agreed to by PFPC in writing.  In the performance of its duties hereunder,

  PFPC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement,

  but PFPC shall not be responsible for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PFPC or reckless disregard by PFPC of such duties under this Agreement.  PFPC shall be responsible for and shall hold the Fund harmless from all loss, cost, damage and expense, including reasonable attorney fees (as long as such attorney has been retained with the consent of PFPC, which shall not be unreasonably withheld), incurred by it resulting from any claim, demand, action or suit arising out of PFPC's own grossly negligent failure to perform its duties under this Agreement.  In order that the indemnification provision contained in this

  Paragraph 14 shall apply, it is understood that if in any case

  PFPC may be asked to indemnify or save the Fund harmless, PFPC shall be fully and promptly advised of all pertinent concerning the situation in question, and it is further understood that the

  Fund will use all reasonable care to identify and notify PFPC


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  promptly concerning any situation which presents or appears likely to present the probability of such a claim for

  indemnification against PFPC.  PFPC shall have the option to defend the Fund against any claim which may be the subject of this indemnification and, in the event that PFPC so elects, it will so notify the Fund and thereupon PFPC shall take over complete defense for the claim, and the Fund shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this Paragraph 14.  The Fund shall in no case confess any claim or make any compromise or settlement in any case in which PFPC will be asked to indemnify the Fund except with PFPC's prior written consent.

            Without limiting the generality of the foregoing or of

  any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this

  Agreement, and which PFPC reasonably believes to be genuine; or

  (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties,

  fire, mechanical breakdown (except as provided in Paragraph 9),

  flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power


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  supply.  PFPC expressly disclaims all responsibility for

  consequential damages, including but not limited to any that may result from the performance or non-performance of any duty or obligation whether express or implied in this Agreement, and also expressly disclaims any express or implied warranty of products or services provided in connection with this Agreement.

            15.  Duration and Termination.  This Agreement shall

  continue until terminated by the Fund or PFPC on 60 days written notice.

            16.  Notices.  All notices and other communications,

  including Written Instructions (collectively referred to as

  "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  Notices shall be addressed (a) if to PFPC at

  PFPC's address, Bedford Building, 3531 Silverside Road,

  Wilmington, Delaware 19810; (b) if to the Fund, at Morgan Stanley

  Asset Management, Inc., 1221 Avenue of the Americas, New York,

  New York, 10020; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication.  If the location of the sender of a Notice and the address of the addressee thereof are,

  at the time of sending, more than 100 miles apart, the Notice may be mailed, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram,

  cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender


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  of a notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by

  messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex and facsimile sending device it shall be deemed to have been given immediately.  All postage, cable, telex, or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

            17.  Further Actions.  Each party agrees to perform

  such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

            18.  Amendments.  This Agreement or any part hereof may

  be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

            19.  Delegation.  On thirty (30) days prior written

  notice to the Fund, PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect

  subsidiary of Provident National Bank or PNC Financial Corp,

  provided that (i) the delegate agrees with PFPC to comply with all relevant provisions of the 1940 Act; and (ii) PFPC and such delegate shall promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask,




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  relative to the delegation, including (without limitation) the capabilities of the delegate.

            20.  Counterparts.  This Agreement may be executed in

  two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute once and the same instrument.

            21.  Miscellaneous.  This Agreement embodies the entire

  agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any,

  with respect to delegated and/or Oral Instructions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement shall be deemed to be a contract made in Delaware and governed by

  Delaware law.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise,

  the remainder of this Agreement shall not be affected thereby.

  This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.












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            IN WITNESS WHEREOF, the parties hereto have caused this

  Agreement to be executed by their officers designated below on the day and year first above written.



  {SEAL}                                  PCS CASH FUND, INC.



  Attest: /s/Kathryn R. McKenna           By: /s/ Warren J. Olsen
           Kathryn R. McKenna                  Warren J. Olsen




  {SEAL}                                  PROVIDENT FINANCIAL
                                          PROCESSING CORPORATION


  Attest:                                 By: /s/ Stephen M. Wynne
                                               Stephen M. Wynne





                              20
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                                INDEX

       Paragraph                                                Page


  1.   Appointment  . . . . . . . . . . . . . . . . . . . . . .    1
  2.   Delivery of Documents  . . . . . . . . . . . . . . . . .    2
  3.   Definitions  . . . . . . . . . . . . . . . . . . . . . .    4
  4.   Instructions Consistent with Charter, etc. . . . . . . .    5
  5.   Services on a Continuing Basis . . . . . . . . . . . . .    6
  6.   Records  . . . . . . . . . . . . . . . . . . . . . . . .   10
  7.   Liaison With Accountants . . . . . . . . . . . . . . . .   11
  8.   Confidentiality  . . . . . . . . . . . . . . . . . . . .   11
  9.   Equipment Failures . . . . . . . . . . . . . . . . . . .   11
  10.  Right to Receive Advice  . . . . . . . . . . . . . . . .   12
  11.  Compliance with Governmental Rules and Regulations . . .   13
  12.  Compensation . . . . . . . . . . . . . . . . . . . . . .   13
  13.  Indemnification  . . . . . . . . . . . . . . . . . . . .   13
  14.  Responsibility of PFPC . . . . . . . . . . . . . . . . .   15
  15.  Duration and Termination . . . . . . . . . . . . . . . .   17
  16.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .   17
  17.  Further Actions  . . . . . . . . . . . . . . . . . . . .   18
  18.  Amendments . . . . . . . . . . . . . . . . . . . . . . .   18
  19.  Delegation . . . . . . . . . . . . . . . . . . . . . . .   18
  20.  Counterparts . . . . . . . . . . . . . . . . . . . . . .   19
  21.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . .   19